FELDMAN WEINSTEIN LLP
                                COUNSELORS AT LAW
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                            New York, New York 10170
                            Telephone: (212) 869-7000
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                        Internet: www.feldmanweinstein.com


November 9, 2005

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

    RE:     Edgar Filing
            Name of Company  Beaconsfield II, Inc.
            Type of Report   Form 10-SB/A
            SEC File No.     0-51565
            CIK Number       0001323924

Ladies and Gentlemen:

In accordance with the provisions of Regulation S-T and on behalf of the above referenced registrant, we transmit to you the registrant's EDGAR filing of registrant's Form 10-SB/A. We request both electronic and hard copy acceptance message.

A manually signed hard copy of the transmitted report has been retained together with the Company's books and records.


                                                     Very truly yours,

                                                     /s/ David Feldman
                                                     -----------------
                                                     David Feldman